Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Group President
April 29, 2010

Thank you Antonio and good morning everyone.

Our Construction Products Group continues to make good progress on the integration of EAS into our highway products business. The second quarter marks the beginning of the construction season and we are seeing a strong level of activity supported by federal highway spending and stimulus funds. We will continue to gain synergies from the EAS acquisition throughout the year and will begin seeing the full impact of the integration in 2011.

On the concrete and aggregate side, we continue to see a weak market in home building and commercial projects. Highway-related projects have provided some support to our construction materials businesses, but not enough to completely offset the declines in general construction. The construction season should bring better volumes, but margins will likely continue to be pressured as compared to last year.

In 2009, our Inland Barge Group produced record earnings, making comparisons to 2010 challenging. For the first quarter of 2010, we had solid results from both a profit perspective and an order intake view. During the quarter we received orders for approximately $140 million dollars. Demand still remains choppy, but key indicators are moving in the right direction, albeit slower than we would like. Our production team continues to do a great job at finding efficiencies and lowering costs while providing quality products to our customers.

And now I turn the presentation back to our incoming Chief Financial Officer, James Perry.